UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2008

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of February 2008 issued on March 4, 2008 appears below.

March 4, 2008

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Advances at $80.4 Billion

During January, advances averaged $79.7 billion. We ended the month at $80.4 billion compared to $80.6 billion at the end of December and $58.7 billion at the end of January 2007. Through our competitive pricing, innovative products, and quality service, we look forward to providing sustained performance and sustained value to our members.

Home Loan Bank advances offer a stable, competitively-priced source of funding. This advantage is clearly demonstrated by the 36.8% increase -- from $641 billion to $877 billion -- in advance demand for the Home Loan Bank System for the period between June 30, 2007, and mid-January, 2008. Had the FHLBanks not been ready to provide credit, the current liquidity turmoil in the housing and financial markets would likely have been worse. Please remember that, as you continue to execute your 2008 business strategy, having a solid liquidity plan can be a key element to success. It is also worthy to note that at December 31, 2007, the combined assets of the 12 FHLBanks were $1.274 trillion, up from $1.016 trillion at the end of 2006. Clearly, Home Loan Banks are a proven and reliable source of non-deposit funds that can help our community member lenders make suitable, well-underwritten home loans.

Should you have any questions on how the Federal Home Loan Bank can help with liquidity or strategic growth, please contact Adam Goldstein, Vice President, Director of Marketing and Sales, at (212) 441-6703.

Nineteen Community Lenders Join the Federal Home Loan Bank

Nineteen community member lenders joined the Home Loan Bank in the past year. Eight new members are headquartered in New Jersey: Bank of New Jersey, Fort Lee; Credit Union of New Jersey, Ewing; First Bank, Williamstown; McGraw-Hill Employees Federal Credit Union, Englewood Cliffs; Northern State Bank, Closter; Saddle River Valley Bank, Saddle River; The First National Bank of Absecon, Absecon; and Unilever Federal Credit Union, Englewood Cliffs.

There are ten new members headquartered in New York: AmeriCU Credit Union, Rome; Community National Bank, Great Neck; Empire State Bank, N.A., Newburgh; Flushing Commercial Bank, North New Hyde Park; Madison National Bank, Merrick; Global Bank, New York; Patriot Federal Bank, Canajoharie; Self Reliance (N.Y.) Federal Credit Union, New York; Teachers Federal Credit Union, Farmingville; and The Stissing National Bank of Pine Plains, Pine Plains.

And, there is one new member headquartered in the U.S. Virgin Islands -- Merchants Commercial Bank, St. Thomas.

I am pleased to welcome each of the community lenders to the Home Loan Bank.

Later in March there will be a change in the senior management of the Home Loan Bank. After 13 years serving as Head of Marketing and Sales and a total of 24 years at the Bank, Senior Vice President Jim Gilmore will be retiring. Jim is a great managerial talent with absolute integrity and an abundance of common sense. His thorough understanding of the Home Loan Bank and our member lenders helped enable the Home Loan Bank cooperative to move forward in all market conditions. We wish Jim the best as he pursues his interests in reading, fishing, golfing, and spending time with his family.

Thank you.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

March 4, 2008	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer